Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-157174, 333-44513, and 333-114332) and Form S-8 (Nos. 33-54994, 33-80162, 333-31138, 333-54980, and 333-83392) of our report dated September 28, 2022, which includes an explanatory paragraph as the Company’s ability to continues as a going concern, related to the consolidated financial statements of Escalon Medical Corp. and Subsidiaries (the “Company”) as of June 30, 2022 and 2021, and for the years then ended included in this Annual Report on Form 10-K for the year ended June 30, 2022.

/s/ Friedman LLP

Marlton, New Jersey
September 28, 2022